Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the references to our firm in this Annual Report on Form 10 K for the year ended December 31, 2017 (including any amendments thereto, the “Annual Report”) filed by Jones Energy, Inc. (the “Company”). We hereby further consent to the use and incorporation by reference of information from our reports regarding those quantities estimated by us of reserves and the value of reserves as of December 31, 2015, 2016 and 2017 for Jones Energy Holdings, LLC. In addition, we hereby consent to the inclusion of our summary report dated January 18, 2018 as an exhibit to the Annual Report. We further consent to the incorporation by reference thereof into the Company’s Registration Statements on Form S‑8 (File No. 333‑190471), Form S-8 (File No. 333-211569), Form S-3 (No. 333-217606), Form S-3 (No. 333-218609) and Form S‑3 (No. 333‑220450).

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm F‑693.
Austin, Texas
February 28, 2018